SHARE SWAP AGREEMENT

by and between

Leo Motors

and

LGM

July 1, 2014

SHARE SWAP AGREEMENT

THIS AGREEMENT is made on July 1, 2014

BETWEEN:

Leo Motors, Inc. (hereinafter "Parent") a corporation incorporated in Nevada, USA and having its principal executive office at 3887, Pacific Street, Las Vegas, Nevada;

AND:

LGM Co. Ltd. (hereinafter "Company"), a corporation incorporated in the Republic of Korea and having its principal executive office at 40, Sansuro 682-bungil, chowol-euo, Gwangju-si, Gyeonggi-do, Korea.

WHEREAS: Parent wishes to acquire 100% ownership of Company by issuing new shares of Parent to the shareholders of Company (the "Shareholders") in exchange for the existing shares of Company owned by the Shareholders of Company.

WHEREAS: The Company has 813,747 shares of common stock (the "Shares") outstanding at the par value of 500 KRW per share.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

Parent's Shares

Section 1.1 The Parent shall issue 47,352,450 shares of Parent's common stock to the Shareholders, and the total value of Parent's shares issued to the Shareholder's shall be 4,829,949,996 KRW.

Section 1.2 Parent's shares shall be issued to the Shareholders of Company by June 30, 2014. For purposes of this Agreement, Parent's price per share shall be $0.1 per share (this is calculating June 30 price $0.045/ 30day average price $0.05 and then adding 200% up). The valuation of company is attached.

Section 1.3 The new shares of Parent shall be delivered to the Shareholders by July 1, 2014.

ARTICLE II

Company's Shares

Section 2.1 Upon the terms and subject to the conditions of this Agreement, Company agrees to sell to Parent, all of the existing 406,873,500 KRW worth of commons stock owned by the Shareholders, which shall represent 100% of the Company's issued and outstanding common stock, which have a face value of 500 KRW. For purposes of this Agreement, the Company's stock shall set at a share price of 5,935 KRW per share, and therefore, the total value of newly issued shares of Company shall be 4,829,949,996 KRW. The value of Company is calculated according to the evaluation undertaken officially by the account firm Jung-dong Accounting Corporate__ on _May 09_, 2014, and both Parties fully agree with the evaluated value of the Company without any objection.

Section 2.2 Company's shares shall be transferred within ten (10) days from the date the Company receives Parent's shares. Parent shall deliver a certificate representing the Parent's Shares and registered in the name of Company, and Company will deliver a certificate representing the Parent's Shares and registered in the name of the Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY.

The Company represents and warrants to Parent as of the date hereof that:

Section 3.1 Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Korea. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 3.2 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Company, and this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with their terms.

Section 3.3 Board Approvals. The transactions contemplated by this Agreement, including without limitation the issuance of the Shares and the compliance with the terms of this Agreement, have been unanimously adopted, approved and declared advisable unanimously by the Board of Directors of the Company. The Audit Committee of the Board of Directors of the

Company has unanimously and expressly approved, and the Board of Directors of the Company has unanimously agreed to sell the Shares without seeking a shareholder vote.

Section 3.4 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation by the Company of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the Restated Articles of Incorporation or Bylaws of the Company or the articles of incorporation, charter, bylaws or other governing instrument of any Subsidiary of the Company.

Section 3.5. Issuances. The Company represents and warrants that the shares the Company issues, when issued, will be duly authorized, validly issued, fully paid and non assessable and that the 406,873,500 shares of common stock the Parent purchases pursuant to this Agreement shall represent 100% of the issued and outstanding capital stock of the Company and as such, Corporation shall become the wholly-owned subsidiary of the Subscriber.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as of the date hereof that:

Section 4.1 Existence and Power. Parent is duly organized and validly existing under the laws of the state of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

Section 4.2 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Parent, and this Agreement is a valid and binding obligation of Parent, enforceable against it in accordance with its terms.

Section 4.3 Valid Issuance. The Parent's Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the Parent's Shares will be validly issued, fully paid and non assessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights.

Section 4.4 Non-Contravention. The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the organizational or governing documents of Parent.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Parent shall give the Power of Attorney for the Company's Shares to the Company's Chief Executive Officer in order to minimize the process of shareholder's meetings.

Section 5.2 Parent shall hold Company's shares until the Company is acquired or merged.

ARTICLE VI

NON-COMPETITION

Section 6.1 Parent shall not provide the confidential information or proprietary technology obtained from Company to a third party without written consent from the Company. The respective obligations of the parties hereunder to effect the Exchange shall be subject to the following condition:

(a) Parent shall not engage in business that may have significant impact on Company's business without written consent from the Company.

ARTICLE VII

TERMINATION

Section 7.1 Injunction; Illegality. This Agreement may be terminated at any time prior to the completion of executing this Agreement by Parent if (a) an order, injunction or decree shall have been issued by any court or agency of competent jurisdiction and shall be non appealable, or other law shall have been issued preventing or making illegal either (i) the completion of the obligations pursuant to this, or (ii) Parent's unrestricted and unlimited right to vote it's shares or (b) the Merger Agreement dated July 1, 2014 by and between LEOM and LGM terminates pursuant to its terms.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party.

Section 8.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and Parent. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.4 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys' fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 8.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Republic of Korea. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the court located in Seoul, South Korea.

Section 8.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 8.7 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 8.9 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the

signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Leo Motors, Inc.

By: ______________________

Name: Shi Chul Kang

Title: co-CEO

By: ______________________

Name: Jun Heng Park

Title: co-CEO

LGM Co. Ltd.

By: ______________________

Name: Jun Hee Won

Title: Chief Executive Officer